Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aehr Test Systems of our report, dated July 17, 2006, relating to the consolidated financial statements as of and for the year ended May 31, 2006, which appears in the Annual Report on Form 10-K of Aehr Test Systems for the year ended May 31, 2006.
/s/ Burr, Pilger & Mayer LLP
San Jose, California
October 26, 2006